Exhibit 10.2

Form of SEIG Award Cancellation Agreement

THIS SEIG AWARD CANCELLATION AGREEMENT (this “Agreement”) is made effective as of March 6, 2024 (the “Effective Date”) Aspen Aerogels, Inc. (the “Company”), a Delaware corporation having its principal place of business in Northborough, Massachusetts and __________ (the “Participant”).

WHEREAS, on June 2, 2022, the Company granted to the Participant 53,590 restricted shares of the Company’s common stock, $0.00001 par value per share (the “Restricted Shares”) pursuant to the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan (the “2014 Plan”) and the Performance-Based Restricted Stock Agreement made as of June 2, 2022 between the Company and the Participant (the “Award Agreement”);

WHEREAS, pursuant to the terms and conditions of the Award Agreement and the 2014 Plan, all of the Restricted Shares are unvested and subject to forfeiture upon the failure to achieve certain stock price performance hurdles (the “Performance Hurdles”) and/or the termination of the Participant’s continuous service with the Company;

WHEREAS, the Compensation and Leadership Development Committee of the Board of Directors of the Company (the “Committee”) has determined that based on current market conditions, the likelihood of achievement of any of the Performance Hurdles is remote, and that the award of Restricted Shares therefore has ceased to have incentive value for the Participant, and, accordingly, the Committee has cancelled each of the awards of Restricted Shares that were granted on June 2, 2022; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence the cancellation of the Participant’s Restricted Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Cancellation of Award. Effective as of the Effective Date (a) the award of Restricted Shares evidenced by the Award Agreement is cancelled in its entirety; (b) the Participant relinquishes any and all claim whatsoever to the Restricted Shares, which are irrevocably forfeited to the Company; and (c) upon such cancellation and forfeiture, the Award Agreement is of no further force or effect whatsoever.

2. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

3. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASPEN AEROGELS, INC.

By:
Name:
Title:

PARTICIPANT By: Name: Title:

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